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                                                                       EXHIBIT 8

                                October 13, 1995

Board of Directors
First American Corporation
First American Center
Nashville, Tennessee 37237-0606

Ladies and Gentlemen:

     Reference is made to the information set forth under the heading "PROPOSAL I -- THE MERGER -- Certain Federal Income Tax Consequences" contained in the Prospectus/Proxy Statement included in the Registration Statement of First American Corporation ("FAC") on Form S-4 relating to 3,910,684 shares of FAC's common stock, par value $5.00 per share, that may be issued in connection with the proposed acquisition of Charter Federal Savings Bank ("Charter") pursuant to the merger (the "Merger") of a newly chartered interim federal savings bank with and into Charter. The discussion under that heading, to the extent it reflects the legal opinion of Arnold & Porter to be delivered at the closing of the Merger, and subject to the assumptions and conditions described therein, accurately summarizes the opinion we anticipate rendering at such closing.

     Our opinion will be based on the case law, Internal Revenue Code, Treasury Regulations and Internal Revenue Service rulings as they exist at the time the opinion is rendered. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion.

     We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement of which the Prospectus/Proxy Statement is a part and to the reference to our firm under the heading "PROPOSAL I -- THE MERGER -- Certain Federal Income Tax Consequences" contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          ARNOLD & PORTER

                                                 /s/  Arnold & Porter
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